EXHIBIT 99.1

First Capital, Inc. Reports Record Quarterly Earnings

CORYDON, Ind., July 24, 2019 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.9 million or $0.86 per diluted share for the quarter ended June 30, 2019, compared to $2.1 million or $0.63 per diluted share for the quarter ended June 30, 2018.  The increase was primarily due to an increase in net interest income after provision for loan losses.

Net interest income after provision for loan losses increased $1.1 million for the quarter ended June 30, 2019 as compared to the same period in 2018.  Interest income increased $1.2 million when comparing the periods due to increases in the average tax-equivalent yield on interest-earning assets from 3.93% for the second quarter of 2018 to 4.35% for the second quarter of 2019 and the average balance of interest-earning assets from $728.6 million for the second quarter of 2018 to $767.0 million for the second quarter of 2019.  Interest expense increased $96,000 when comparing the periods due to increases in the average balance of interest-bearing liabilities from $555.2 million for the second quarter of 2018 to $573.3 million for the second quarter of 2019 and the average cost of interest-bearing liabilities from 0.28% to 0.34% when comparing the same two periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread increased from 3.65% for the quarter ended June 30, 2018 to 4.01% for the same period in 2019.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses decreased from $316,000 for the quarter ended June 30, 2018 to $300,000 for the quarter ended June 30, 2019.  The Bank recognized net charge-offs of $30,000 for the quarter ended June 30, 2019 compared to $80,000 for the same period in 2018.

Noninterest income increased $32,000 for the quarter ended June 30, 2019 as compared to the same period in 2018.  ATM and debit card fees increased $86,000 when comparing the two periods and losses on the sale of securities of $96,000 were recognized during the quarter ended June 30, 2018.  This was partially offset by a $78,000 decrease in other income primarily related to a gain on bank-owned life insurance recognized in 2018.

Noninterest expense increased $67,000 for the quarter ended June 30, 2019 as compared to the same period in 2018, due primarily to increases in compensation and benefits expense of $266,000 and data processing expense of $105,000 partially offset by a decrease in net losses on foreclosed real estate of $307,000.

Income tax expense increased $281,000 for the second quarter of 2019 as compared to the second quarter of 2018 primarily due to an increase in taxable income and a reduction in benefits from a tax credit entity recognized for the quarter ended June 30, 2019.   As a result, the effective tax rate for the quarter ended June 30, 2019 was 16.6% compared to 12.0% for the same period in 2018.

For the six months ended June 30, 2019, the Company reported net income of $5.0 million or $1.50 per diluted share compared to net income of $4.2 million or $1.27 per diluted share for the same period in 2018.

Net interest income after provision for loan losses increased $1.6 million for the six months ended June 30, 2019 compared to the same period in 2018.  Interest income increased $2.1 million when comparing the two periods, due to increases in the average balance of interest-earning assets from $719.8 million for the six months ended June 30, 2018 to $754.0 million for the same period in 2019 and the average tax-equivalent yield on interest-earning assets from 3.90% for the six months ended June 30, 2018 to 4.27% for the same period in 2019.  Interest expense increased $210,000 as the average cost of interest-bearing liabilities increased from 0.27% for the six months ended June 30, 2018 to 0.33% for the same period in 2019 and the average balance of interest-bearing liabilities increased from $548.0 million for the six months ended June 30, 2018 to $566.0 million for the same period in 2019. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent interest rate spread increased from 3.63% for the six months ended June 30, 2018 to 3.94% for the six months ended June 30, 2019.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $513,000 for the six months ended June 30, 2018 to $750,000 for the six months ended June 30, 2019 primarily due to growth in the loan portfolio.  The Bank recognized net charge-offs of $206,000 for the six months ended June 30, 2019 compared to $280,000 for the same period in 2018.

Noninterest income increased $11,000 for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018.  The increase was primarily due to increases in ATM and debit card fees and unrealized gains on equity securities of $133,000 and $117,000, respectively, when comparing the two periods, partially offset by decreases of $112,000 and $77,000 in gains on the sale of loans and service charges on deposit accounts, respectively.

Noninterest expenses increased $478,000 for the six months ended June 30, 2019 as compared to the same period in 2018, primarily due to increases in compensation and benefit expense of $414,000 and data processing expense of $199,000 when comparing the two periods.  This was partially offset by a decrease in net loss on foreclosed real estate of $233,000.

Income tax expense increased $362,000 for the six months ended June 30, 2019 as compared to the same period in 2018 resulting in an effective tax rate of 16.8% for the six months ended June 30, 2019, compared to 13.3% for the same period in 2018.  As discussed above, the increase in the effective tax rate is primarily due to an increase in taxable income and a reduction in benefits from a tax credit entity.

Total assets increased $40.8 million to $834.9 million at June 30, 2019 from $794.2 million at December 31, 2018.  Net loans receivable and cash and cash equivalents increased $25.7 million and $19.4 million, respectively, from December 31, 2018 to June 30, 2019.  Deposits increased $33.0 million to $734.6 million at June 30, 2019 due primarily to increases in both noninterest-bearing and interest-bearing demand deposits.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $6.9 million at December 31, 2018 to $6.3 million at June 30, 2019.

At June 30, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2019	2018	2019	2018
(Dollars in thousands, except per share data)

Total interest income	$15,877	$13,827	$8,219	$7,063
Total interest expense	947	737	491	395
Net interest income	14,930	13,090	7,728	6,668
Provision for loan losses	750	513	300	316
Net interest income after provision for loan losses	14,180	12,577	7,428	6,352

Total non-interest income	3,273	3,262	1,768	1,736
Total non-interest expense	11,429	10,951	5,764	5,697
Income before income taxes	6,024	4,888	3,432	2,391
Income tax expense	1,010	648	568	287
Net income	5,014	4,240	2,864	2,104
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$5,007	$4,233	$2,860	$2,100

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$1.50	$1.27	$0.86	$0.63

Diluted	$1.50	$1.27	$0.86	$0.63

Weighted average common shares outstanding:
Basic	3,329,840	3,326,632	3,329,837	3,326,797

Diluted	3,340,950	3,333,033	3,341,813	3,333,838

OTHER FINANCIAL DATA

Cash dividends per share	$0.47	$0.46	$0.24	$0.23
Return on average assets (annualized)	1.24%	1.10%	1.39%	1.08%
Return on average equity (annualized)	11.30%	10.62%	12.67%	10.55%
Net interest margin	4.02%	3.70%	4.09%	3.72%
Interest rate spread	3.94%	3.63%	4.01%	3.65%
Net overhead expense as a percentage of average assets (annualized)	2.83%	2.85%	2.81%	2.93%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2019	2018

Cash and cash equivalents	$60,526	$41,112
Interest-bearing time deposits	6,245	7,710
Investment securities	259,445	261,841
Gross loans	464,537	438,325
Allowance for loan losses	4,609	4,065
Earning assets	770,269	732,366
Total assets	834,918	794,162
Deposits	734,627	701,646
Stockholders' equity, net of noncontrolling interest	94,325	85,844
Non-performing assets:
Nonaccrual loans	2,482	3,055
Accruing loans past due 90 days	81	2
Foreclosed real estate	2,909	3,142
Troubled debt restructurings on accrual status	876	703
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.64%	9.57%
Tier 1 - risk based assets	13.88%	13.87%
Total risk-based	14.70%	14.62%